UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/17/2010

Newell Rubbermaid Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9608

Delaware	36-3514169
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Glenlake Parkway
Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

770-418-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Contemporaneously with the offering of $345.0 million aggregate principal amount of 5.50% Convertible Senior Notes due 2014 (the "Notes"), on March 24, 2009, Newell Rubbermaid Inc. (the "Company") entered into convertible note hedge transactions (the "Note Hedge Transactions") and warrant transactions (the "Warrant Transactions") with Bank of America, N.A. ("BofA") and JPMorgan Chase Bank, National Association ("JPMChase", and, together with BofA, the "Counterparties"). The Note Hedge Transactions covered approximately 40.09 million shares of the Company's common stock (the number of shares covered by the conversion right under the Notes), with each Counterparty responsible for half the shares. The strike price of the Note Hedge Transactions is equal to the conversion price under the Notes. Under the Warrant Transactions, the Company sold to the Counterparties warrants to purchase up to approximately 40.09 million shares of the Company's common stock, with each Counterparty having the right purchase half the shares. The strike price of the warrants is equal to the $11.585 per share.

The Company completed an exchange offer for the Notes on September 15, 2010, which resulted in a reduction of the aggregate principal amount of the Notes outstanding to approximately $20.3 million, and the number of shares of common stock subject to the conversion right of the Notes to approximately 2.36 million shares.

On September 17, 2010, the Company and BofA terminated each of their Note Hedge Transaction and Warrant Transaction, which resulted in a net payment to the Company of $35.9 million.

On September 20, 2010, the Company and JPMChase amended each of their Note Hedge Transaction and Warrant Transaction to reduce the number of shares covered by such transactions to approximately 2.36 million shares, which amendment will result in a net payment to the Company of $31.2 million.

The Counterparties and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company, and have received customary fees and commissions for these transactions. BofA and JPMChase are lenders under the Company's revolving credit agreement dated November 14, 2005 and the Company's term loan credit agreement dated September 19, 2008. BofA serves as the administrative agent under the Company's term loan credit agreement dated September 19, 2008, and JPMChase serves as the administrative agent under the Company's revolving credit agreement dated November 14, 2005.

Item 1.02.    Termination of a Material Definitive Agreement

The response to Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

Date: September 23, 2010	By:	/s/ John K. Stipancich
John K. Stipancich
Senior Vice President, General Counsel and Corporate Secretary